Exhibit 5

DENNIS H. PETERSON Solicitor e: dhp@petelaw.com www.petelaw.com

Algae Dynamics Corp.
4120 Ridgeway Drive, Unit 37
Mississauga, Ontario
L5L 5S9
Canada

Dear Sirs/Mesdames,

Re: Registration on Form S-1

We have acted as special Ontario counsel to Algae Dynamics Corp., a federal corporation incorporated under the laws of Canada (the “Company”), in connection with the registration with the United States Securities and Exchange Commission (the “SEC”) on Form S-1, as amended or supplemented from time to time, Registration No. 333-207232 (the “Registration Statement”), of an aggregate of 2,944,247 common shares in the capital of the Company (each, a “Share”), consisting of (a) 1,500,000 Shares that the Company may put to RY Capital Group, LLC, a New Jersey limited liability company (“RY”), pursuant to that certain Equity Purchase Agreement dated as of September 10, 2015 (the “RY Purchase Agreement”), and 50,000 Shares that were issued to RY as a commitment fee pursuant to the RY Purchase Agreement; (b) 1,394,247 Shares that may be offered by the Selling Shareholders named in the Registration Statement, other than RY, that were acquired from the Company in private placement transactions.  The 1,550,000 Shares that may be offered by RY and the 1,394,247 Shares offered by the other Selling Shareholders pursuant to the Registration Statement are referred to herein as the “Offered Shares.”

In connection with these opinions, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In rendering these opinions, we have assumed the authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the authenticity of the originals of such latter documents; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency, and the absence of any change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinions herein are expressed solely with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein and are based on such laws as in effect on the date hereof.  We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal, state or provincial law, rule or regulation relating to securities, or to the sale or issuance thereof.

For purposes of the opinions expressed below, without limiting any other exceptions or qualifications set forth herein, we have assumed that due and adequate consideration for each of the Offered Shares to be offered by RY will be paid in accordance with the RY Purchase Agreement.

Based upon our review, it is our opinion that (i) the Offered Shares to be sold by RY, when issued and sold in accordance with and in the manner described in the RY Purchase Agreement, will be duly authorized and validly issued as fully paid and non-assessable common shares in the capital of the Company, and (ii) the balance of the Offered Shares to be offered by the Selling Shareholders other than RY have been duly authorized and validly issued as fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the prospectus which forms part of the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

These opinions are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Yours very truly,

PETERSON & COMPANY, LLP

Per:

Dennis H. Peterson - Solicitor

390 Bay Street, Suite 806 | Toronto, Ontario, M5H 2Y2 • CONTACT Tel: 416-777-6772 | Fax: 416-352-5693